Exhibit 4.2

EXECUTION VERSION

This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of November 6, 2014, between STAR BULK CARRIERS CORP., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of November 6, 2014 (the “Base Indenture”), providing for the issuance by the Company from time to time of its Securities to be issued in one or more series;

WHEREAS, the Base Indenture is incorporated herein by this reference, and the Base Indenture, as supplemented by this First Supplemental Indenture and any other supplemental indentures applicable to the Securities created pursuant to this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, no Security of any series has been created prior to the date of execution of this First Supplemental Indenture;

WHEREAS, Sections 2.01, 2.02 and 9.01 of the Base Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture to provide for the issuance of, and to establish the form, terms and conditions applicable to any series of Securities;

WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “8.00% Senior Notes due 2019” (the “Notes”);

WHEREAS, pursuant to Section 9.01(e) of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this First Supplemental Indenture to supplement the Base Indenture; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Base Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions. i) All capitalized terms used herein and not otherwise defined below or otherwise in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(a) The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Base Indenture, the definition in this First Supplemental Indenture shall apply with respect to the Notes. For purposes of the provisions and definitions set forth in the Indenture, any accounting term, phrase, calculation, determination or treatment used, required or referred to in the Indenture is to be construed in accordance with US GAAP. To the extent any line item referred to in the Indenture is not presented by the Company in its financial statements, the Company shall use the line item that is, in its good-faith judgment, is the most comparable line item that is presented by the Company.

EXECUTION VERSION

“Applicable Premium” means, with respect to the applicable principal amount of Notes on any applicable redemption date or date of deposit, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes; and

(2) the excess, if any, of:

(a) the present value at such redemption date or date of deposit of (i) the redemption price of such Notes at November 15, 2016 (such redemption price being set forth under Section 3.01(b) of this First Supplemental Indenture) plus (ii) all required interest payments due on the Notes through November 15, 2016 (excluding accrued but unpaid interest) had such Notes been redeemed on such date, computed using a discount rate equal to the Treasury Rate as of such redemption date or date of deposit plus 50 basis points; over

(b) the then outstanding principal amount of such Notes.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law, and law of any other jurisdiction (including, without limitation, the Marshall Islands and Greece) relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means the Company’s board of directors.

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents, excluding any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Continuing Director” means a director who either was a member of the Company’s Board of Directors on the Issue Date or who becomes a member of the Company’s Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s shareholders is duly approved by a majority of the continuing directors on the Company’s Board of Directors at the time of such approval by such election or appointment.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, any debt or commercial paper facilities or debt securities with banks or other lenders providing for revolving loans, term loans, letters of credit or other borrowings or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any Subsidiary (other than debt owed to the Company or any Subsidiary) having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a principal financial officer or principal accounting officer of the Company; provided that such determination shall be made by the Board of Directors of the Company (or committee thereof to which the Board of Directors has delegated its authority) in the case of any asset or property whose Fair Market Value is in excess of $25.0 million.

“herein” means in this First Supplemental Indenture.

“Immaterial Subsidiary” means any Subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company and its Subsidiaries as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company and its Subsidiaries or (b) the

EXECUTION VERSION

total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company and its Subsidiaries, in each case as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year.

“Immediate Family Member” means, with respect to an individual Person, such Person’s spouse, parents, children and siblings.

“Issue Date” means November 6, 2014.

“Limited Permitted Asset Sale” means any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (a) through (f) of Section 6.06 of this First Supplemental Indenture and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale (taken together with the value of any non-cash consideration) represent consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means the aggregate of the following, without duplication, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of the cancellation or assumption by the purchaser of indebtedness or other obligations in relation to such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets or property established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets subject to such Asset Sales described in this clause (1) during any fiscal year may be up to (and including) 25% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or a Subsidiary receives, consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale;

EXECUTION VERSION

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph (2) during any fiscal year may not exceed 10% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year; and

(3) (a) a transfer of assets or issuances of equity or other securities among the Company and any of its Wholly-Owned Subsidiaries; (b) any transaction consummated in compliance with Article IV or Section 9.02 of this First Supplemental Indenture; (c) the sale or abandonment of property or equipment (other than Vessels) that has become worn out, obsolete, damaged, unusable, otherwise unsuitable or no longer economically practicable for use in connection with the business of the Company or the relevant Subsidiary, as the case may be; (d) any Restricted Payment made in compliance with Section 6.04 of this First Supplemental Indenture; (e) investments made by the Company or any Subsidiary; (f) any casualty loss, taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Company or any Subsidiary (other than Vessels); (g) the leasing, occupancy agreements or subleasing of property or licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice; (h) the grant of liens on assets or property of the Company or any Subsidiary; (i) or any realization on liens on or any transfer in lieu of foreclosure of assets or property of the Company or any Subsidiary, in each case, that does not otherwise constitute an Event of Default (provided that, in the case of any realization of a lien on a Vessel or the transfer in lieu of foreclosure of a Vessel, any Net Proceeds from such realization or transfer shall be applied as provided in Section 6.06(a) of this First Supplemental Indenture; (j) chartering of Vessels and licenses of intellectual property; (k) the transfer of property or assets in the form of a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (l) the entering into or unwinding of obligations under any hedging agreement; (m) the sale or disposition of any assets or property received as a result of a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure by the Company or any of its Subsidiaries; (n) a disposition of leasehold improvements or leased assets in connection with the termination of any lease; (o) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; (p) any disposition of inventory or other assets in the ordinary course of business, (q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business; and (r) the disposition of cash, cash equivalents and marketable securities.

“Permitted Business” means (i) any business engaged in by the Company or any of its Subsidiaries on the Issue Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition and (iii) any business in the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Permitted Holder” means (i) Oaktree Capital Management, L.P., Oaktree Capital Group LLC, Oaktree Capital Group Holdings GP, LLC, Oaktree Value Opportunities Fund, L.P., Oaktree Opportunities Fund IX Delaware, L.P., Oaktree Opportunities Fund IX (Parallel 2), L.P. and Oaktree Dry Bulk Holdings LLC (collectively, “Oaktree”), and each their respective partners, Affiliates and all investment funds directly or indirectly managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds managed by Oaktree, (ii) Millenia Holdings LLC, Petros Pappas, Milena-Maria Pappas, Alekos Pappas any Immediate Family Member of Petros Pappas, Milena-Maria Pappas or Alekos Pappas, and each their respective controlled Affiliates and all investment vehicles directly or indirectly managed by any of the foregoing, (iii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which an offer to repurchase has been made and all notes that were tendered therein have been accepted and paid, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (v) any members of a group described in clause (iv) for so long as such Person is a member of such group.

EXECUTION VERSION

“Person” except as used in the definition of “Change of Control,” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Pro Forma” means with respect to any calculation of Net Borrowings, Minimum Tangible Net Worth or Total Assets (each, a “Calculation”) on any date of determination made with respect to the end of any fiscal quarter (each, a “Fiscal Quarter-End”), a calculation of such relevant measure made in good faith by a principal financial or principal accounting officer of the Company, provided that, without duplication:

(1)	if the Company or any Subsidiary:

(a)	has incurred any indebtedness since the Fiscal Quarter-End that remains outstanding on such date of determination, or if the transaction giving rise to the need to make such Calculation includes the incurrence of indebtedness, such Calculation shall give effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on such Fiscal Quarter-End and the discharge of any other indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new indebtedness as if such discharge had occurred on such Fiscal Quarter-End; or

(b)	has made a repayment, repurchase, redemption, retirement, defeasance or other discharge (a “Discharge”) of any indebtedness since the Fiscal Quarter-End that is no longer outstanding on such date of determination or if the transaction giving rise to the need to make such Calculation includes a Discharge of indebtedness (in each case, other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and the related commitment terminated and not replaced), such Calculation shall give effect on a pro forma basis to such Discharge of such indebtedness, including with the proceeds of new indebtedness, as if such Discharge had occurred on such Fiscal Quarter-End;

(2)	if, since the Fiscal Quarter-End, the Company or any Subsidiary will have made any equity offering or Asset Sale or disposed of or discontinued (as defined under US GAAP) any company, division, operating unit, segment, business, group of related assets or line of business (by merger or otherwise) or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such equity offering, Asset Sale, disposition or discontinuation (including any related incurrence, assumption or Discharge of indebtedness) as if such equity offering, Asset Sale, disposition or discontinuation (and any such related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End; and

(3)	if, since the Fiscal Quarter-End, the Company or any Subsidiary (by merger or otherwise) will have made an acquisition of or investment in non-current assets or any company, division, operating unit, segment, business, group of related assets or line of business or any recapitalization, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such acquisition (including any related incurrence, assumption or Discharge of indebtedness) as if such investment or acquisition (and any related incurrence, assumption or Discharge of indebtedness) occurred on such Fiscal Quarter-End; and

(4)	if, since the Fiscal Quarter-End, any transaction occurs in which either (i) any Person that is not a Subsidiary of the Company becomes a Subsidiary of the Company or (ii) any Subsidiary of the Company is no longer a Subsidiary of the Company, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made, giving pro forma effect to such transaction (including any related incurrence, assumption or Discharge of indebtedness) as if such transaction (and any related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this First Supplemental Indenture.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the Capital Stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings

EXECUTION VERSION

derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, dry docking, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means (i) any direct or indirect Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date, or (ii) any group of direct or indirect Subsidiaries of the Company that, taken together as a group, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Subsidiary” means with respect to any Person, any other Person the majority of whose Voting Stock is owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Where the term “Subsidiary” is used, unless the context otherwise requires, such term shall mean a Subsidiary of the Company.

“Tangible Net Worth” means the consolidated total shareholders’ equity (including retained earnings) of the Company and its consolidated Subsidiaries, minus goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under US GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements), as of the most recently completed fiscal quarter for which published financial statements of the Company are available.

“Total Assets” means, in respect of the Company, all of the assets of the Company and its Subsidiaries, on a consolidated basis, of the types presented on its consolidated balance sheet, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

“Total Borrowings” means the aggregate of the following, without duplication of the Company and its Subsidiaries on a consolidated basis:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP (the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP); plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

EXECUTION VERSION

(h) the outstanding principal amount of any indebtedness of any Person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company and its Subsidiaries on a consolidated basis in accordance with US GAAP;

in each case, (i) only to the extent any of the foregoing is reflected as a liability on the face of the consolidated balance sheet of the Company and its Subsidiaries and (ii) calculated as of the end of the most recently completed fiscal quarter of the Company for which its published financial statements are available. Notwithstanding the foregoing, “Total Borrowings” shall not include (i) any indebtedness or obligations arising from derivative transactions entered into not for speculative purposes and for purposes of managing or protecting against interest rate, commodity or currency fluctuations or (ii) any preferred stock.

“Treasury Rate” means, as of the applicable redemption date or date of deposit, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date or date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2016 provided, however, that if the period from such Redemption Date or date of deposit to November 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“US GAAP” means generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors (or other similar governing body) of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of whose outstanding Capital Stock or other equity interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more direct or indirect Wholly-Owned Subsidiaries of such Person. Where the term “Wholly-Owned Subsidiary” is used, unless the context otherwise requires, such term shall mean a Wholly-Owned Subsidiary of the Company.

Section 1.02. Other Definitions.

Term	Defined in Section of this First Supplemental Indenture
“Additional Amounts”	8.01	(a)
“Additional Interest”	7.03
“Additional Notes”	2.04	(e)
“Asset Sale”	6.06
“Beneficial Owner” and “Beneficial Ownership”	4.01	(a)
“Change of Control”	4.01	(a)
“Change of Control Purchase Date”	4.01	(a)
“Change of Control Purchase Price”	4.01	(a)
“Code”	8.01	(a)
“covenant defeasance”	9.06

EXECUTION VERSION

Term	Defined in Section of this First Supplemental Indenture
“DTC”	2.03
“Event of Default”	7.01
“Interest Payment Date”	2.04	(c)
“legal defeasance”	9.05
“Limited Permitted Asset Sale Purchase Date”	6.06
“Limited Permitted Asset Sale Purchase Price”	6.06
“Maturity Date”	2.04	(b)
“New Parent”	4.01	(a)
“Person”	4.01	(a)
“Related Judgment”	10.04	(a)
“Related Proceeding”	10.04	(a)
“Record Date”	2.04	(c)
“Reporting Default”	7.03
“Restricted Payments”	6.04
“Specified Courts”	10.04	(a)
“Specified Tax Jurisdiction”	8.01	(a)
“Taxes”	8.01	(a)

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE AND

CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01. Application of this First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes established by this First Supplemental Indenture. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Base Indenture.

Section 2.02. Creation of the Notes. In accordance with Section 2.02 of the Base Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 2.03. Global Notes. The Notes shall be issued in the form of Global Securities, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of “Cede & Co.,” as the nominee of the Depository. The Depository Trust Company (“DTC”) initially shall serve as Depository for the Notes. So long as the Depository, or its nominee, is the registered owner of a Global Security, the Depository or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depository or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.04. Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture. The following provisions shall be terms of the Notes:

(a) Designation; Aggregate Principal Amount. The title of the Notes shall be as specified in the Recitals. The Notes shall be initially limited in aggregate principal amount to $57,500,000 and initially issued in an aggregate principal amount of $50,000,000.

EXECUTION VERSION

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on November 15, 2019 (the “Maturity Date”).

(c) Payment of Principal and Interest; Additional Amounts. The Notes shall bear interest at 8.00% per annum, from and including November 6, 2014, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the Maturity Date or the Redemption Date, as the case may be. Interest shall also be paid on overdue principal, and, to the extent lawful, overdue installments of interest at the applicable interest rate for the Notes. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable quarterly in arrears in Dollars on the February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2015 (each such date, an “Interest Payment Date” for the purposes of the Notes issued under this First Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered at the close of business on February 1, May 1, August 1 or November 1 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Record Date” for the purposes of the Notes issued under this First Supplemental Indenture). All payments in respect of the Notes shall include Additional Amounts as and to the extent set forth in Article VIII of this First Supplemental Indenture. If any Interest Payment Date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of interest and/or principal, as the case may be, to be paid on such date shall be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such Interest Payment Date or Maturity Date of the Notes, as the case may be, to such next succeeding Business Day.

(d) Registration and Form; Denomination. The Notes shall be issuable as registered securities without coupons, as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto, which is incorporated herein by reference. The Notes shall be issued and may be transferred only in minimum denomination of $25.00 and integral multiples of $25.00 in excess thereof.

(e) Further Issuance. Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes (the “Additional Notes”). Such Additional Notes shall be consolidated with and shall form a single series with the previously outstanding Notes, including for purposes of voting and redemptions, and shall be fungible with the Notes for U.S. federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

(f) Redemption. Except as set forth in Section 3.01(b) and Section 3.02 of this First Supplemental Indenture, the Notes will not be redeemable by the Company at its option prior to November 15, 2016.

(g) Sinking Fund. The Notes are not entitled to any sinking fund. Article XI of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Article XI with respect to any other Series of Securities issued under the Indenture.

(h) Registrar and Paying Agent. Section 2.04 of the Base Indenture shall be applicable to the Notes. With respect to the Notes, the office or agency maintained by the Company for purposes of Section 2.04 of the Base Indenture shall be in the City of New York and shall initially be designated to be the Corporate Trust Office of the Trustee, as such office of the Company. U.S. Bank National Association, the Trustee, initially shall be the Paying Agent and Registrar for the Notes.

(i) Currency. The Notes shall be issued in Dollars and all amounts payable in respect of principal or interest shall be paid in Dollars.

(j) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

EXECUTION VERSION

ARTICLE III

REDEMPTION

Sections 3.01 and 3.03 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Sections 3.01 and 3.03 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Sections 3.01 and 3.03 in the Base Indenture shall instead be deemed to refer to Section 3.01(d) of this First Supplemental Indenture. Except to the extent inconsistent with the foregoing, all provisions of Article III of the Base Indenture shall apply to any redemption pursuant to Article III of this First Supplemental Indenture.

Section 3.01. Optional Redemption.

(a) Optional Redemption on or after November 15, 2016. The Company may redeem the Notes, at its option, in whole or in part, at any time on or after November 15, 2016 upon providing not less than 30 nor more than 60 days’ prior written notice to the Holders (provided that notice of a redemption in connection with a satisfaction and discharge pursuant to Article VIII of the Base Indenture, as modified by Section 9.04 of this First Supplemental Indenture, may be given more than 60 days prior to the Redemption Date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable Redemption Date is irrevocably deposited with the Trustee or Paying Agent, in immediately available funds, on or before the applicable Redemption Date are satisfied, then on and after such Redemption Date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption.

(b) Optional Redemption prior to November 15, 2016. The Company may redeem the Notes, at its option, in whole or in part, at any time prior to November 15, 2016, upon providing not less than 30 nor more than 60 days’ prior written notice to the Holders (provided that notice of a redemption in connection with a satisfaction and discharge pursuant to Article VIII of the Base Indenture, as modified by Section of 9.04 this First Supplemental Indenture, may be given more than 60 days prior to the Redemption Date), at a redemption price equal 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, to (but not including) the Redemption Date. If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable Redemption Date is irrevocably deposited with the Trustee or Paying Agent, in immediately available funds, on or before the applicable Redemption Date, then on and after such Redemption Date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption, and such Notes will be deemed to be no longer outstanding.

(c) Selection for Redemption. In accordance with Section 3.02 of the Base Indenture, if fewer than all of the Notes are to be redeemed at any time, the Registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of the Depository, or if the Depository prescribes no method of selection, on a pro rata basis, by lot or by any other method the Registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

(d) Notice of Redemption. The Company shall provide to each Holder of Notes, at least 30 days but not more than 60 days before the applicable Redemption Date, a notice of redemption (provided that notice of a redemption (in the form of an Officers’ Certificate) in connection with a satisfaction and discharge pursuant to Article VIII of the Base Indenture, as modified by Section 9.04 of this First Supplemental Indenture, may be given more than 60 days prior to the Redemption Date), which notice shall be provided by first-class mail to each Holder of Notes at such Holder’s address appearing in the register of Notes maintained by the Registrar (or otherwise delivered in accordance with the procedures of the Depository). The Company shall furnish the Trustee and Registrar with written notice of a redemption of Notes at least two Business Days (or such shorter period of time as the Trustee and Registrar shall agree to) prior to the publication or sending of any notice of redemption of any Notes pursuant to Article III of this First Supplemental Indenture. A notice of redemption will identify the Notes to be redeemed and shall also state: the provision of the Indenture pursuant to which the Notes are being redeemed; the Redemption Date; the portion of the redemption price, including the portion thereof below constituting accrued and

EXECUTION VERSION

unpaid interest; the amount of Additional Amounts, if any, payable on the date fixed for redemption; the name and address of the Paying Agent; that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless the Company defaults in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the Redemption Date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Section 3.02. Optional Redemption for Changes in Withholding Taxes. The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 days nor more than 60 days’ prior written notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the applicable Redemption Date, and all Additional Amounts (if any) then due and which will become due on the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(a) a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of this First Supplemental Indenture; or

(b) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this First Supplemental Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least two Business Days before the Company provides notice of redemption of the Notes as set forth in Section 3.03 of the Base Indenture and Section 3.01(d) of this First Supplemental Indenture, the Company will deliver to the Trustee and Paying Agent (i) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and Paying Agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (a) or (b) of the preceding paragraph.

The Trustee and Paying Agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

Section 3.03. Open Market Repurchases. Notwithstanding any provision in the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices, in tender or exchange offers or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.

EXECUTION VERSION

ARTICLE IV

CHANGE OF CONTROL

Section 4.01. Change of Control. (a) If a Change of Control occurs at any time, Holders of Notes will have the right, at their option, to require the Company to purchase for cash any or all of such Holder’s Notes, or any portion of the principal amount thereof, that is equal to $25.00 or integral multiples of $25.00 at a price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to (but not including) the Change of Control Purchase Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The “Change of Control Purchase Date” will be a date specified by the Company that is not less than 20 or more than 35 calendar days following the date of the applicable Change of Control notice. A “Change of Control” will be deemed to have occurred at any time after the Issue Date if:

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	Continuing Directors cease to constitute at least a majority of the Company’s Board of Directors; or

(4)	if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Notwithstanding the foregoing, for purposes of clauses (1) and (2) above, (A) any holding company whose only significant asset is equity interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “Person” for purposes of this definition; (B) the transfer of assets between or among the Wholly-Owned Subsidiaries or the Company shall not itself constitute a Change of Control; (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (D) a transaction in which the Company becomes a Subsidiary of another Person that is not a natural person (a “New Parent”) shall not be a Change of Control if no Person is the “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such New Parent.

EXECUTION VERSION

ARTICLE V

OFFER TO PURCHASE

Section 5.01. Offer to Purchase

(a) On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all Holders and the Trustee and Paying Agent a written notice of the occurrence of the Change of Control or Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things: (i) the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be; (ii) the date of the Change of Control or Limited Permitted Asset Sale, as the case may be; (iii) the last date on which a Holder may exercise such repurchase right; (iv) the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable; (v) the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable; (vi) the name and address of the Paying Agent; and (vii) the procedures that Holders must follow to require the Company to purchase their Notes.

(b) Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice (including, without limitation, a report on Form 6-K or current report on Form 8-K).

(c) To exercise the Change of Control repurchase right or Limited Permitted Asset Sale repurchase right, a Holder must deliver, on or before the third Business Day (or as otherwise provided in the notice provided for in Section 5.01(a) of this First Supplemental Indenture), immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the Paying Agent. Such notice must:

(i) if certificated, state the certificate numbers of the Notes to be delivered for purchase;

(ii) if not certificated, comply with requisite procedures of the Depository;

(iii) state the portion of the principal amount of Notes to be purchased, which must be $25.00 or an integral multiple thereof; and

(iv) state that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

(d) Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

(i) state the principal amount of the withdrawn Notes;

(ii) if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

(iii) if not certificated, comply with requisite procedures of the Depository; and

(iv) state the principal amount, if any, which remains subject to the purchase notice.

(e) On each Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer or Limited Permitted Asset Sale offer made by the

EXECUTION VERSION

Company, (ii) deposit with the Paying Agent by 11:00 a.m. Eastern Time on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, an amount equal to the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, in each case, in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer or Limited Permitted Limited Asset Sale offer made by the Company and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the Paying Agent holds money or securities sufficient to pay the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

(i) the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent); and

(ii) all other rights of the Holder will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

(f) In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will, to the extent applicable, comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Limited Permitted Asset Sale provisions of this First Supplemental Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this First Supplemental Indenture by virtue of such compliance.

(g) No Notes may be purchased at the option of Holders thereof upon a Change of Control or Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

ARTICLE VI

COVENANTS

The covenants set forth in this Article VI shall be applicable to the Company in addition to the covenants in Article IV of the Base Indenture, which shall in all respects be applicable in respect of the Notes (except as otherwise provided herein).

Section 6.01. Limitation on Borrowings. The Company shall not permit Net Borrowings (calculated on a Pro Forma basis) to equal or exceed 70% of Total Assets (calculated on a Pro Forma basis).

Section 6.02. Limitation on Minimum Tangible Net Worth. The Company shall ensure that Tangible Net Worth, (calculated on a Pro Forma basis) exceeds five hundred million dollars (US$500,000,000).

Section 6.03. Reports. Following any Cross Default, the Company shall promptly notify the Trustee of the occurrence of such Cross Default.

Section 6.04. Restricted Payments. If (i) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a “Default”) has occurred and is continuing, (ii) an Event of Default or a Default would result therefrom, (iii) the Company is not in compliance with Section 6.01 or Section 6.02 of this First Supplemental Indenture, or (iv) any payment of dividends or any form of distribution or return of capital by the Company or a Subsidiary would result in the Company not being in compliance with Section 6.01 or Section 6.02 of this First Supplemental Indenture, then neither the Company nor any Subsidiary shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a

EXECUTION VERSION

Wholly-Owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by Persons other than the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), or repay any loans that are subordinated in right of payment to the Notes to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

Section 6.05. Line of Business. The Company shall not, and shall not permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole, it being understood that the Company and its Subsidiaries shall be deemed to be in compliance with Section 6.05 of this First Supplemental Indenture if the Company or any of its Subsidiaries acquire another Person that is primarily engaged in Permitted Businesses or acquire business operations that primarily consist of Permitted Businesses and continue to operate such acquired Person’s operations or such acquired business operations, as the case may be.

Section 6.06. Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s, or such Subsidiary’s, assets (including Capital Stock and warrants, options or other rights to acquire Capital Stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company or a Subsidiary receives, consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration), of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Subsidiary shall apply all such Net Proceeds to:

(a) repay or prepay indebtedness under any Credit Facility or other Vessel financing secured by a lien on assets of the Company or any Subsidiary (including, without limitation, any bareboat charter or similar arrangement);

(b) acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in the Indenture as applying to Subsidiaries of the Company existing on the Issue Date;

(c) make a capital expenditure (including, without limitation, making any payments with respect to dry docking of Vessels or under newbuilding contracts, bareboat charters, charters-in or other Vessel acquisition agreements);

(d) acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(e) repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(f) any combination of the transactions permitted by the foregoing clauses (a) through (e),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any Person or Persons (whether in a single transaction or a series of related transactions) will be governed by Articles IV and V and Section 9.02 of this First Supplemental Indenture, to the extent applicable, and not by the provisions of this Section 6.06.

A (1) binding contract to apply Net Proceeds in accordance with clauses (b) through (d) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such

EXECUTION VERSION

binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided, that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its Subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale occurs at any time, the Company must, within 30 days after receipt of Net Proceeds of such Limited Permitted Asset Sale, make pursuant to Article V of this First Supplemental Indenture an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in integral multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Limited Permitted Asset Sale notice as described in Article V of this First Supplemental Indenture. Any Notes purchased by the Company pursuant to such offer to purchase will be paid for in cash.

The determination as to whether Fair Market Value has been received in an Asset Sale and whether an Asset Sale constitutes a Permitted Asset Sale or Limited Permitted Asset Sale shall be made as of the time the agreement for such Asset Sale is entered into.

Section 6.07. Reports.

Section 4.02 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 4.02 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 4.02 in the Base Indenture shall instead be deemed to refer to Section 6.07 of this First Supplemental Indenture.

So long as any Notes are outstanding, the Company will (i) file with or furnish to the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee within 15 days after the date on which the Company would be required to file the same with or furnish the same to the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by the independent auditors of the Company. The Company shall not be required to file or furnish any report or other information with the SEC if the SEC does not permit such filing or furnishing, although such reports will be required to be furnished to the Trustee. Documents filed by the Company with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the Holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

EXECUTION VERSION

Section 6.08. Compliance Certificate.

Section 4.03 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 4.03 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 4.03 in the Base Indenture shall instead be deemed to refer to Section 6.08 of this First Supplemental Indenture.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that, in the course of the performance by the signing Officers of their duties as Officers, they would normally have knowledge of any default by the Company in the performance of any of its obligations in the Indenture, and a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default described in Section 7.01 of this First Supplemental Indenture and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Modifications of Certain Events of Default.

Section 6.01 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 6.01 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, (i) any references to Section 6.01 in the Base Indenture shall instead be deemed to refer to Section 7.01 of this First Supplemental Indenture and (ii) any references to Sections 6.01(f) and 6.01(g) in Section 7.07 of the Base Indenture shall instead be deemed to refer to Sections 7.01(h) and 7.01(i), respectively, of this First Supplemental Indenture. The Events of Default set forth in Section 6.01 of the Base Indenture shall be superseded in their entirety with respect to the Notes by the following Events of Default (each an “Event of Default”):

(a) default in the payment of the principal of or any premium on any Notes, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable at Maturity; or

(b) default in the payment of any interest on any Notes, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days; or

(c) failure by the Company to perform or comply with the provisions of Article V of the Base Indenture (as amended by Section 9.02 of this First Supplemental Indenture) relating to mergers and similar events; or

(d) failure by the Company to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenants set forth in Article V of this First Supplemental Indenture; or

EXECUTION VERSION

(e) default in the performance, or breach, of any covenant of the Company in the Indenture, and continuance of such default or breach for a period of 60 days after written notice thereof has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes; or

(f) any debt (excluding debt owed to the Company or any Subsidiary) for borrowed money of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period; or

(g) the entry against the Company of one or more final, non-appealable judgments or decrees for the payment of money in an aggregate amount in excess of $25.0 million (net of amounts covered by insurance), by a court or courts of competent jurisdiction, which final, non-appealable judgment or decree remains undischarged, unstayed or unwaived for a period of 90 consecutive days following entry of such final non-appealable judgment or decree; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against any of the Company or any Significant Subsidiary in an involuntary case;

(ii) appoints (in connection with an insolvency proceeding under a Bankruptcy Law) a custodian, receiver, liquidator, assignee, trustee or other similar official of any of the Company or any Significant Subsidiary for all or substantially all of the property of the Company or such Significant Subsidiary, as applicable; or

(iii) orders the liquidation of any of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i) the Company or any Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents (in connection with an insolvency proceeding under a Bankruptcy Law) to the appointment of a custodian, receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property ,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due.

Section 7.02. Acceleration of Maturity; Rescission and Annulment. Section 6.02(a) of the Base Indenture shall be applicable to the Notes, except that the reference therein to “clauses (g) or (h) of Section 6.01” shall be replaced by a reference to “clauses (h) or (i) of Section 7.01 of this First Supplemental Indenture.”

Section 7.03.

Section 6.02(b) of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 6.02(b) with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 6.02(b) in the Base Indenture shall instead be deemed to refer to Section 7.03(b) of this First Supplemental Indenture.

EXECUTION VERSION

(b) Notwithstanding the foregoing, at the election of the Company, the sole remedy with respect to an Event of Default relating to a failure by the Company to comply with the requirements of Section 6.07 of this First Supplemental Indenture ( a “Reporting Default”), shall, after the occurrence of such Reporting Default consist exclusively of the right to receive additional interest (the “Additional Interest”) on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the date on which such Reporting Default first occurs and on which such Reporting Default is continuing and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the 91st day following, and including the date on which such Reporting Default first occurs and on which such Reporting Default is continuing. If the Company so elects, the Additional Interest shall accrue on all outstanding Notes from and including the date on which such Reporting Default first occurs (but excluding the date) until such violation is cured or waived and shall be payable in arrears on regular Interest Payment Dates. On the 181st day after such Reporting Default (if such violation is not cured or waived prior to such 181st calendar day), then the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If the Company elects to pay the Additional Interest as the sole remedy during the first 180 days following the occurrence of a Reporting Default, the Company shall notify in writing the Holders, the Paying Agent and the Trustee of such election at any time on or before the close of business on the second Business Day prior to the date on which such Reporting Default would otherwise occur. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such written notice, the Trustee may assume without inquiry that Additional Interest is not payable.

Section 7.04. Limitation on Suits.

Section 6.07(c) of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 6.07(c) with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 6.07(c) in the Base Indenture shall instead be deemed to refer to Section 7.04(c) of this First Supplemental Indenture.

(c) such Holder or Holders have offered to the Trustee indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities to be incurred in compliance with such request;

Section 7.05. Waiver of Past Defaults.

Section 6.13 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 6.13 in the Base Indenture shall instead be deemed to refer to Section 7.05 of this First Supplemental Indenture.

The Holders of a majority in aggregate principal amount of the then outstanding Securities by notice to the Trustee may, on behalf of the Holders of all of the Securities, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

EXECUTION VERSION

ARTICLE VIII

ADDITIONAL AMOUNTS

Section 8.01. Additional Amounts. (a) All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(i) any Taxes that would not have been so imposed but for the Holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such Holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(ii) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(iii) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(iv) any Taxes imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company (but only if such Holder or beneficial owner can do so without undue hardship) any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company;

(v) any Taxes that would not have been so imposed but for the Holder having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(vi) any Taxes imposed on or with respect to any payment by the Company to the Holder if such Holder is (i) a fiduciary, a partnership, a limited liability company or other fiscally transparent entity or (ii) a Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner or a member of such partnership, limited liability company or other fiscally transparent entity or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the direct Holder of such Note;

EXECUTION VERSION

(vii) any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(viii) any Taxes imposed under FATCA (as defined below); or

(ix) any combination of items (i) through (viii) above.

For purposes of this Section 8.01, FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

(b) If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and Paying Agent in writing promptly thereafter but in no event later than five calendar days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate shall also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and Paying Agent with documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of Additional Amounts.

(c) The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and Paying Agent to the Holders of the Notes.

(d) Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e) The Company will indemnify a Holder, within 10 Business Days after written demand therefor, for the full amount of any Taxes paid by such Holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder will be conclusive absent manifest error.

(f) The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the Holders for any such taxes paid by such Holders.

EXECUTION VERSION

Section 8.02. Obligations to Survive. The obligations described in Section 8.01 of this First Supplemental Indenture will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

ARTICLE IX

FURTHER MODIFICATIONS TO BASE INDENTURE

Section 9.01. Outstanding Securities.

The third paragraph of Section 2.09 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such paragraph with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to third paragraph of Section 2.09 in the Base Indenture shall instead be deemed to refer to Section 9.01 of this First Supplemental Indenture.

If, on or after the Maturity of the Securities or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, the Trustee (or Paying Agent, other than the Company or an Affiliate of the Company) holds money sufficient to pay all amounts then due, those Notes payable or to be redeemed or purchased on that date cease to be outstanding and interest on them ceases to accrue.

Section 9.02. Successors.

Sections 5.01 and 5.02 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Sections 5.01 and 5.02 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Sections 5.01 and 5.02 in the Base Indenture shall instead be deemed to refer to Section 9.02 of this First Supplemental Indenture.

(a) The Company will not

(i) consolidate with or merge with or into any Person or permit any Person to merge with or into the Company, or

(ii) sell, assign, convey, transfer, or otherwise dispose of all or substantially all of its properties and assets, in one transaction or a series of related transactions, to any Person or

(iii) lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons, unless

(A) the successor Person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States of America or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;

(B) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;

(C) such Person or Persons shall expressly assume by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; and

EXECUTION VERSION

(D) the Company delivers to the Trustee, prior to the consummation of the transaction, an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture.

(b) Upon the consummation of any transaction effected in accordance with these provisions, the successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, except in the case of (i) a lease or (ii) the sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the Indenture and the Notes.

(c) Section 9.02 of this First Supplemental Indenture shall not apply to any transfer of assets among the Company and its Wholly-Owned Subsidiaries.

Section 9.03. Principal and Interest Inclusive. With respect to the Notes, all provisions of the Indenture relating to principal and interest, shall be understood to include, to the extent applicable, the Change of Control Purchase Price, the Limited Permitted Asset Sale Purchase Price, any redemption price, any Additional Amounts, any Additional Interest, and any other amounts then payable upon the Notes.

Section 9.04. Satisfaction and Discharge.

The provisions for satisfaction and discharge contained in Section 8.01 and 8.02 of the Base Indenture shall apply to the Notes, except that clause (a)(ii)(4) in Section 8.01 of the Base Indenture shall not apply to the Notes.

Section 9.05. Legal Defeasance.

Section 8.03 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 8.03 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 8.03 in the Base Indenture shall instead be deemed to refer to Section 9.05 of this First Supplemental Indenture.

After the deposit referred to in clause (a) below, the Company will be deemed to have paid and will be discharged from all of its obligations in respect of the Notes and the Indenture, other than its obligations in Sections 2.04, 2.07, 2.08, 2.14, 7.07, 7.08 and 8.05 of the Base Indenture and Sections 9.05 and 9.07 of this First Supplemental Indenture (“legal defeasance”), provided the following conditions have been satisfied:

(a) The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally-recognized valuation firm reasonably acceptable to the Trustee expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.

(b) No default has occurred and is continuing on the date of the deposit.

(c) The deposit will not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound (except for agreements relating to indebtedness being retired simultaneously or in connection with such legal defeasance or covenant defeasance).

EXECUTION VERSION

(d) The Company has delivered to the Trustee an Opinion of Counsel stating that: (i) it has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or (ii) since the date of this First Supplemental Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

(e) The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.

None of the Company’s obligations under the Indenture will be discharged prior to the deposit referred to in clause (a) above. Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture except for the surviving obligations specified above.

Section 9.06. Covenant Defeasance.

Section 8.04 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 8.04 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 8.04 in the Base Indenture shall instead be deemed to refer to Section 9.06 of this First Supplemental Indenture.

Following the deposit referred to in clause (a) of Section 9.05 of this First Supplemental Indenture, the Company’s obligations set forth in Section 4.02, 4.02, 2.02, 2.05, 2.05 and 5.01 of the Base Indenture and Sections 6.01 through 6.08 of this First Supplemental Indenture and clauses (c), (d), (e), (f) and (g) of Section 7.01 of this First Supplemental Indenture will no longer constitute Events of Default (“covenant defeasance”), provided the following conditions have been satisfied:

(a) The Company has complied with clauses (a), (b), (c) and (e) of Section 9.05 of this First Supplemental Indenture; and

(b) The Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred

(c) Except as specifically stated above, none of the Company’s obligations under the Indenture will be discharged.

Section 9.07. Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Sections 8.01 and 8.02 of the Base Indenture (as modified by Section 9.04 of the First Supplemental Indenture), or Section 9.05 or 9.06 of this First Supplemental Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes will be reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

EXECUTION VERSION

Section 9.08. Modification Without Consent. Clauses (a) through (h) of Section 9.01 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such clauses (a) through (h) of Section 9.01 of with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to clauses (a) through (h) of Section 9.01 of in the Base Indenture shall instead be deemed to refer to Section 9.08 of this First Supplemental Indenture. With respect to the Notes, the following clauses (a) through (l) shall replace clauses (a) through (h) of Section 9.01 of the Base Indenture:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the preliminary prospectus supplement dated October 30, 2014 to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of such text in the Indenture or the Notes, as evidenced by an Officers’ Certificate to that effect;

(c) provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(d) add guarantors or obligors with respect to the Indenture or the Notes;

(e) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture would not result in Notes being transferred in violation of the Securities Act, or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders of Notes to transfer Notes;

(f) provide for the assumption by a successor Person of the Company’s obligations under the Notes and the Indenture in accordance with the provisions of the Indenture;

(g) secure the Notes;

(h) add to the covenants or rights for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any of its Subsidiaries;

(i) comply with the rules of any Depository;

(j) provide for uncertificated Notes in addition to or in place of certificated Notes;

(k) comply with the requirements of the TIA and any rules promulgated under the TIA; or

(l) make any change that does not adversely affect the rights of any Holder of Notes in any material respect.

Section 9.09. Modification With Consent. Clauses (a) through (l) of Section 9.03 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such clauses (a) through (l) of Section 9.03 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to clauses (a) through (l) of Section 9.03 in the Base Indenture shall instead be deemed to refer to 9.09 of this First Supplemental Indenture. With respect to the Notes, the following clauses (a) through (j) shall replace clauses (a) through (l) of Section 9.03 of the Base Indenture:

(a) change the stated maturity of the principal of or any interest on the Notes (other than modifications to Article IV and Section 6.06 of this First Supplemental Indenture);

(b) reduce the principal amount of or interest on the Notes;

EXECUTION VERSION

(c) reduce the interest rate applicable to the Notes;

(d) change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

(e) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

(f) subordinate the Notes in right of payment;

(g) reduce the Company’s obligation to pay Additional Amounts on any Note;

(h) waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment Default that resulted from such acceleration);

(i) waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes (other than modifications to Article IV or Section 6.06 of this First Supplemental Indenture); or

(j) modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of the Notes.

Section 9.10. Duties of Trustee.

Section 7.01(e) of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 7.01(e) with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 7.01(e) in the Base Indenture shall instead be deemed to refer to Section 9.10(e) of this First Supplemental Indenture.

(e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives an indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

Section 9.11. Rights.

Section 7.02(f) of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 7.02(f) with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 7.02(f) in the Base Indenture shall instead be deemed to refer to Section 9.11(f) of this First Supplemental Indenture.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by or pursuant to this Indenture at the request, order or direction of any of the Holders of Securities or to risk or expend its own funds or otherwise incur liability in the performance of any of its duties or in the exercise of any of its rights or powers, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

EXECUTION VERSION

ARTICLE X

MISCELLANEOUS

Section 10.01. Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Base Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 10.02. TIA Controls. If any provision of the Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in the Indenture by the TIA, the required or deemed provision shall control.

Section 10.03. Notices. All notices and other communications shall be given as provided in the Base Indenture.

Section 10.04. Governing Law. Section 10.11 of the Base Indenture shall not apply to the Notes and shall be void and of no force and effect with respect to the Notes; provided that the foregoing shall not affect the validity or effect of such Section 10.11 with respect to any other Series of Securities issued under the Indenture; and, insofar as relating to the Notes, any references to Section 10.11 in the Base Indenture shall instead be deemed to refer to Section 10.04 of this First Supplemental Indenture.

(a) THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.

(b) Any legal suit, action or proceeding arising out of or based upon the Indenture (each a “Related Proceeding”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The Company irrevocably appoint Star Bulk (USA) LLC, a [Delaware] limited liability company, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.

(c) With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Section 10.05. Successors. All covenants and agreements in this First Supplemental Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.

Section 10.06. Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

EXECUTION VERSION

The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to parties hereto and may be issued in lieu of this original First Supplemental Indenture and signature pages for all purposes.

Section 10.07. Headings. The Article and Section headings of this First Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 10.08. Cross-References. To the extent this First Supplemental Indenture supersedes or replaces a section of the Base Indenture, references to such section elsewhere in the Base Indenture shall be understood to refer to the section of this First Supplemental Indenture superseding or replacing such section.

Section 10.09. Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication shall be taken as the statements of the Company and neither the Trustee nor any authenticating agent appointed by the Trustee assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility on Form T-1 supplied to the Company are true and accurate, subject to the qualifications set forth therein. Neither the Trustee nor any authenticating agent appointed by the Trustee shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

The Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company, or (iii) the consequences of any amendment herein provided for.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY: STAR BULK CARRIERS CORP.

By:	/s/ Hamish Norton
	Name:	Hamish Norton
	Title:	President

[Signature Page to First Supplemental Indenture]

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION, as Trustee By: U.S. Bank National Association

By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[INSERT IN GLOBAL NOTE] [THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP NO. [    ]

ISIN NO. [    ]

STAR BULK CARRIERS CORP.

8.00% SENIOR NOTE DUE 2019

$[            ] No.: [    ]

STAR BULK CARRIERS CORP., a Marshall Islands corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[            ] ([            ] DOLLARS) [as set forth on Schedule I annexed hereto] on November 15, 2019, and to pay interest thereon from and including [            ] or from the most recent Interest Payment Date on which interest has been paid or duly provided for, quarterly on February 15, May 15, August 15 and November 15 in each year, commencing [            ], at the rate of 8.00% per annum, until the principal hereof is paid or made available for payment. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of interest or principal, as the case may be, shall be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1, May 1, August 1 or November 1 (whether or not a Business Day), as the case may be, [            ] preceding such Interest Payment Date. Any such interest which is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Record Date by virtue or having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least

EXECUTION VERSION

10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note (including, without limitation, any purchase price relating to a Change of Control offer to purchase or a Limited Permitted Asset sale offer to purchase) will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register; provided, further, that payment to DTC or any successor depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.

This Note is one of a duly authorized issue of securities of the Company designated as its 8.00% Senior Notes due 2019 (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 6, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated November 6, 2014, between the Company and the Trustee (the “First Supplemental Indenture” and any other supplemental indentures applicable to the Securities created pursuant to the First Supplemental Indenture, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. [This Note shall be initially limited in aggregate principal amount to $57,500,000 and initially issued in an aggregate principal amount of $50,000,000.]

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes may not be redeemed prior to the Stated Maturity, except as described in Section 3.01 and 3.02 of the First Supplemental Indenture. The Notes are not subject to any sinking fund.

Upon the occurrence of a Change of Control or a Limited Permitted Asset Sale, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, to the extent provided for in the Indenture.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

2

EXECUTION VERSION

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form in the denominations of $25.00 or any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this Note conflicts with or is inconsistent with the provisions of the Indenture, the provisions of the Indenture shall control and be governing.

[Remainder of Page Intentionally Left Blank]

3

[Signature Page to 8.00% Senior Note due 2019]

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

COMPANY: STAR BULK CARRIERS CORP.

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [                    ]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Certificate of Authentication to 8.00% Senior Note due 2019]

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

FORM OF PURCHASE NOTICE

If you want to elect to have this Note purchased by the Company pursuant to Sections 4.01 or 6.06 of the First Supplemental Indenture, check the box:

Section 4.01	Section 6.06

☐	☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Sections 4.01 or 6.06 of the First Supplemental Indenture, state the amount in principal amount: $

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The initial principal amount of this Global Security is $[            ] ([            ] DOLLARS). The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian
Start here